Exhibit 99.1
Electric City Announces Management Succession with New Chief Executive Officer, New
Chairman and Member to the Board of Directors
David R. Asplund to Succeed John P. Mitola CEO
Richard P. Kiphart to Succeed Robert J. Manning as Director and New Chairman of the Board
Daniel W. Parke Joins Company Board of Directors
ELK GROVE VILLAGE, Ill., January 23, 2006 — Electric City Corp. (AMEX: ELC) Electric City Corporation (AMEX: ELC), a developer, manufacturer and integrator of energy savings technologies, negative power systems and building automation systems, today announced the selection of David R. Asplund as the Company’s new Chief Executive Officer and Richard P. Kiphart as Director and new Chairman of the Board, as part of the Company’s management succession for 2006. The Company also announced that Daniel W. Parke recently joined the Board of Directors.
Mr. Asplund, a current member of Electric City’s board of directors, will continue to build on the foundation developed by the hard work and vision of John P. Mitola, who resigned as CEO and Director, but will continue to assist Electric City and Mr. Asplund as a consultant.
David R. Asplund has served on the Company’s Board of Directors since June 2002. He is an engineer with a degree from The University of Minnesota. Prior to becoming CEO of Electric City, Mr. Asplund was president of Delano Group Securities, LLC, an investment banking firm in Chicago, Illinois, which he founded in 1999.
Mr. Richard P. Kiphart has been appointed Director and new Chairman of the Board. Mr. Kiphart will be replacing retiring Robert J. Manning who has served as Chairman since January 2001. Mr. Kiphart, a large shareholder of Electric City, is head of the Corporate Finance Department and Principal of William Blair & Company Investment firm. In addition, Mr. Kiphart currently serves as a member of a number of boards including the board of directors of First Data Corp., a New York Stock Exchange listed company and a provider of electronic commerce and payment solutions for businesses and consumers.
Mr. Daniel W. Parke was recently appointed to Electric City’s Board of Directors. Mr. Park is currently a principal of Parke P.A.N.D.A. Corporation, an energy efficiency company that focuses on small to medium sized commercial and industrial institutions primarily located in Southern California. Mr. Parke was previously a founder of Parke Industries, Inc. Under Mr. Parke’s Direction, Parke Industries Inc. grew to be one of the largest and most respected energy efficient lighting contracting businesses in the country. Parke Industries operated sales and construction offices in New York City, Atlanta, Georgia, Baltimore, Austin, Dallas, San Francisco, Denver, San Francisco, and Vancouver, BC. The company grew to employ over 300 people, and in 1996 was awarded the US EPA’s Green Lights Contractor of The Year Award. In February of 1998, Parke Industries, Inc. was successfully acquired by a Fortune 500 Electrical Utility based in North Carolina.
“I am looking forward to this challenge and opportunity and am very excited to join the dedicated hard working people of Electric City,” stated Mr. Asplund. “These are exciting times for an energy efficiency-focused technology company. Electricity costs will most likely continue to rise as a result of aging infrastructure, high oil and natural gas prices and economic growth in the U.S. and abroad. Electric City currently possesses some of the most sophisticated lighting and HVAC energy reduction solutions, positioning the Company for considerable growth in the years to come.”
Electric City Corporation’s Press Release

“I am happy to join the Board of Directors and look forward to working with David and the rest of the management team to grow the business,” commented Dick Kiphart. “The Company’s energy savings technologies offer welcome solutions in this energy conscious environment. Having built a foundation with Fortune 500 customers and utilities, I believe that Electric City is poised to turn these drivers into a successful growing enterprise,” concluded Mr. Kiphart.
“I had been thinking of retirement for some time,” commented outgoing Chairman Bob Manning. “With John Mitola resigning and David Asplund taking the CEO position, I decided that it was a good time to step down, particularly with Dick Kiphart agreeing to serve on the Board. David and Dick bring the Company new leadership and that made it easier for me to leave the Board feeling positive about the direction the Company is headed. I’m also pleased that John will be available for a time to provide his knowledge to the Company.”
About Electric City
Electric City is a developer, manufacturer and integrator of energy savings technologies. Electric City is comprised of three integrated operating companies that bring their extensive experience and technologies together to provide customers with total energy solutions. Electric City is based in Elk Grove Village, Illinois and is traded on the American Stock Exchange under the symbol ELC. Additional information is available at the Company’s website at www.elccorp.com or by calling 847-437-1666.
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Electric City Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com
FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Electric City’s current expectations about its future results, performance, prospects and opportunities. Electric City has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Electric City and are subject to a number of risks, uncertainties and other factors that could cause Electric City’s actual results, performance, prospects or opportunities in the remainder of 2006 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements, and are subject to the risks referenced in Electric City’s current Annual Report on form 10-K or as may be described from time to time in Electric City’s subsequent SEC filings.
Electric City Corporation’s Press Release